QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.21

        [*****] = Certain confidential information contained in this document, marked with brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 406 of the Securities Act of 1933, as amended.

AGREEMENT

        THIS AGREEMENT, made and effective as of June 28, 1996 by and among Professor Noel A. Clark, 3106 Kittrell Court, Boulder, Colorado 80303, U.S.A. (individually "Clark"), ST Lagerwall AB, Snackvagen 30, S-414 75 Goteborg, Sweden (individually "Lagerwall" and hereinafter collectively with Clark referred to as "Licensor"), and Displaytech Inc., 2200 Central Avenue, Boulder, Colorado 80301, U.S.A. ("Licensee").

WITNESSETH:

        WHEREAS, Licensor owns certain patent rights as hereinafter defined pertaining to ferroelectric liquid crystal technology ("FLC Technology") and has the right to grant Licensee a license under said patent rights;

        WHEREAS, Licensor and Licensee entered into a worldwide non-exclusive license agreement for the FLC Technology patents in 1987 which was replaced in 1990 and 1993, and wish to replace the 1993 license agreement with this Agreement;

        NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, the parties agree as follows:

Article I.
Definitions.

As used herein, the term

1.1
"Licensed Patents" shall mean United States Patent Nos. 4,367,924, 4,563,059, 4,813,767, 4,840,463, 4,958,916, 5,083,855 and 5,227,905, European Patent Specification Publication No. 32362, Swiss Patent No. 647337, Japanese Laid Open Patent Application Nos. Sho 63-153521 and Hei 5-281580, and Japanese Published Patent No. Sho 63-22287 which registered as Japanese Patent No. 1555765, and Norwegian Patent No. 156,846 and all continuations, continuations-in-part, divisions and changes of application or vice versa of any of such applications for patent and all reissues, amendments, additions, extensions, and reexaminations of any such patents.

1.2
"FLC Device" shall mean any ferroelectric liquid crystal devices.

1.3
Component(s) as used herein means a device comprising two plates, an FLC material disposed between the plates, electrodes or the like for applying voltage to the FLC material and any associated polarizers and/or filters, but only if such polarizers and/or filters are physically attached to the plates at the time of manufacture of the Component(s). The term "Component" shall not include any driving circuitry for supplying voltage to the electrodes.

1.4
"Licensed Product" shall mean any and all FLC Devices and products using FLC Devices, which employ any invention claimed in any unexpired Licensed Patent.

1.5
"Pixel(s) as used herein means any area of a Component defined by undivided electrodes on the two plates which apply a common voltage to the FLC material therebetween, which voltage may be different from that supplied to any other Pixel if there is more than one.

1.6
"Exclusive Products" shall mean any and all Licensed Products which are or include Direct Drive Devices.

1.7
"Direct Drive Devices" as used herein, shall mean any Component in which the voltage applied to each Pixel is supplied by an independent direct connection to the drive circuitry and either (a) has the plate area divided into a plurality of Pixels, and the distance between any two points in the pixellated area is either (i) no more than 2.5 centimeters apart; or (ii) no more than 4.5 centimeters apart when the Component incorporates a bulk silicon integrated circuit backplane electrode; or (b) the plate area comprises a single Pixel and the distance between any two points in the plate area is no more than 4.5 centimeters apart.

1.8
Except as set forth in section 1.9 hereof, "Sales Price" shall mean the ex-factory price of a Licensed Product (which shall not be less than the manufacturing cost determined in accordance with Licensee's normal accounting practice plus a reasonable profit).

1.9
Where Licensed Products are not sold, but are otherwise disposed of, "Sales Price" for the purpose of computing royalties shall be the Sales Price at which products of similar kind and quality, sold in similar quantities, are currently being offered for sale by Licensee or by any sublicensee, as the case may be. The term "otherwise disposed of" as used herein, shall not include any transfer of a Licensed Products to any third party solely for the purpose of testing, evaluating or performing research in regard to the uses and applications of the Licensed Products, provided that the only compensation Licensee receives for the transfer is the test, evaluation or research results.

ARTICLE II.
Grant of License

2.1
Upon the terms, royalty payments and conditions set forth in this Agreement, Licensor hereby grants to Licensee a worldwide, royalty-bearing, irrevocable, non-exclusive license with the right to grant sublicenses upon terms and conditions consistent with this Agreement, under the Licensed Patents to make, have made, use, lease and sell Licensed Products.

2.2
Upon the terms, royalty payments and conditions set forth in this Agreement, Licensor hereby grants to Licensee a worldwide, royalty-bearing, irrevocable, exclusive license to make, have made, use and sell Exclusive Products. The exclusive license is subject to rights previously granted by Licensor to CANON Inc. of Japan, FLC Innovations of Sweden, and, with respect to Direct Drive Devices other than FLC on VLSI devices, Idemitsu Kosan Co., Ltd. of Japan. It is agreed that if the rights granted to the previous licensees to make, have made, use, sell and lease Licensed Products coming within the definition of Exclusive Products are terminated for any reason, then Licensee's exclusive license shall be expanded accordingly.

2.3
Notwithstanding the license granted to Licensee under this Article II, this Agreement shall not restrict Licensor's right to grant licenses to any company for other than Exclusive Products.

ARTICLE III.
Grant of Sublicenses

3.1
Licensee is authorized to grant sublicenses to Licensed Patents to any third party to make, have made, use, sell or lease Licensed Products throughout the world.

3.2
Licensee shall pay to Licensor an initial fee of [*****] for each sublicense of the Licensed Patents it grants to a third party to make, have made, use lease and sell Licensed Products other than Exclusive Products. This fee is non-refundable and shall not be creditable against any running royalty due to Licensor from Licensee.

3.3
No sublicense shall be valid unless it refers in its terms to this Agreement, subjects the sublicensee to all obligations contained herein, is expressly subject to the terms of this Agreement, and provides for the termination of such sublicense at the same time and on the same conditions as this Agreement. Sublicensees shall not be entitled to grant sublicenses nor to prosecute or participate in the prosecution of any infringements of the Licensed Patents without Licensor's prior written consent, which shall not be unreasonably withheld.

3.4
Except as provided in Section 3.5 below, Licensee shall give Licensor prior notice of any sublicense contemplated under Article III of this Agreement. Licensee will not execute a sublicense agreement, or grant an option to acquire a sublicense, without the prior written approval of Licensor which approval shall not be unreasonably withheld.

3.5
No initial sublicense fee shall be owed to Licensor, and Licensor's consent shall not be required, for any sublicense, or any option to acquire a sublicense, of the Licensed Patents granted by Licensee to a third party to make, have made, use, lease or sell Exclusive Products. Licensee shall notify Licensor of all such sublicenses within a reasonable time after execution thereof, but in no case later than the next semi-annual report provided for in Section 5.1, below.

ARTICLE IV.
Consideration

4.1
In consideration of the rights and license granted to Licensee hereunder, Licensee shall pay to Licensor an initial fee of [*****] which is non-refundable and non-creditable against running royalties upon execution of this Agreement.

4.2
Licensee shall pay and deliver to Licensor a royalty based on the Sales Price for each Licensed Product made, made for, used, leased or sold by Licensee in any country where there exists an unexpired and enforceable Licensed Patent having at least one valid and enforceable claim covering that Licensed Product, according to the following schedule:

If the Licensed Product is:

  (a)
  a Component, royalty shall be based on the Sales Price of that Component; or

  (b)
  a Product incorporating a Component, royalty shall be based on the Sales Price of that Product multiplied by the ratio of the manufacturing cost of the component to the manufacturing cost of that Product.

Aggregate royalties paid	Royalty rate
Up to [*****]	[*****]
Over [*****]	[*****]
4.3
Any income paid by Sublicensees shall be included in computing the royalties due under this Agreement.

4.4
Royalty shall accrue on the date of the invoice to Licensee's customer, or if not invoiced, when the Licensed Product is delivered or shipped, or when paid for, if payment is made before delivery or shipment, or when first put into use, including use by Licensee, whichever occurs the earliest.

4.5
If any customer of Licensee returns a Licensed Product, then Licensee shall be entitled to a credit against royalties due. In such an event, the credit shall be the royalty paid on the returned Licensed Product.

4.6
A Licensed Product on which royalty has been paid pursuant to section 4.1 hereof by virtue of the manufacture, use, sale or lease thereof shall not be subject to a further royalty even though such product is subsequently sold, leased or placed in use anywhere in the world, unless and until an additional Component or Components have been added to such Licensed Product, in which case additional royalty shall be calculated on the basis set forth in this Article IV.

4.7
Only one royalty shall be payable for any one Licensed Product irrespective of how many different claims of a Licensed Patent cover that Licensed Product or how many corresponding or different Licensed Patents cover that Licensed Product.

ARTICLE V.
Reports, Payments and Audit

5.1
Each semi-annual period ending on June 30 and December 31, respectively, following the Effective Date of this Agreement shall constitute a Royalty Period. Within forty-five (45) days after the end of each Royalty Period, Licensee and each of its sublicensees shall submit written Royalty Reports to Licensor with payment in full of the royalties due and payable to Licensor during such Royalty Period.

5.2
Each Royalty Report shall show total royalties accrued during the Royalty Period and shall set forth the essential information concerning the manufacture, use, sale and lease by Licensee or its sublicensees, as the case may be, of all Licensed Products subject to royalty and upon which royalty is due and payable.

5.3
All payments due under this Agreement shall be made in U.S. Dollars. If any royalty due hereunder is computed in currencies other than the U.S. Dollar, conversion to the U.S. Dollar shall be made at the spot rate of exchange for such currencies and the U.S. Dollar published by the Bank of England ten (10) days before the due date of such payment. If no such rate is available, the parties agree to use a corresponding rate from Citibank, New York.

5.4
Licensor designates Inventure AB, a Swedish corporation, to be its agent to receive all payments from Licensee and its sublicensees under this Agreement. Payments under this Agreement shall be made to Inventure AB by cable transfer to bank account no. 5839-8252960 S.W.I.F.T. code ESSE SE SS at Skandinaviska Enskilda, S-106 40 Stockholm, Sweden.

5.5
If any government or governmental agency imposes any exchange restrictions prohibiting any payments to be made under this Agreement by Licensee or by any of its sublicensees, Licensor shall open an account in a bank of its choice in the country of such government or agency and all royalties due Licensor shall be paid into such account, or at Licensor's option, payment shall be made to any account designated by Licensor that complies with such restriction.

5.6
If Licensee or any of its sublicensees is required by law or regulation to deduct from any payment to be made to the licensor any tax or similar levy, Licensee or the sublicensee, as the case may be, shall be entitled to deduct such tax or similar levy. Licensee or the sublicensee, as the case may be, shall promptly furnish Licensor an original or duplicate original tax receipt evidencing the payment of such tax to the appropriate authority. The right to deduct such taxes or similar levies is limited to those that are allowed as credit by Licensor against Licensor's income taxes. If such credit is not allowed, Licensee or the sublicensee, as the case may be, shall pay Licensor the amount deducted, without any further deductions, within ninety (90) days after the payment was originally due.

5.7
Licensee, and all sublicensees of Licensee under this Agreement, shall at all times keep complete an correct books and records in sufficient detail to verify each Royalty Report and the royalties due under this Agreement for three (3) full years following the submission of each such report to Licensor. Licensee shall permit its books records and methods for computing the royalty and payment obligations to be examined on a reasonable notice during regular business hours by an independent auditor selected by and paid for by Licensor. The independent auditor shall not disclose any information to Licensor other than information relating to the correctness of, or the necessity for, the reports and royalties due under this Agreement. The accuracy of a Royalty Report may not be challenged by Licensor three (3) years after its receipt by Licensor. In all sublicensing agreements, Licensee shall procure for Licensor a similar right to have the books and records of the sublicensee examined for the purpose of verifying Royalty Reports.

ARTICLE VI.
Marking

6.1
Licensee agrees to affix to each Licensed Product or to the package containing such Licensed Product or to any written document in the package with each Licensed Product a legible notice reading: "Licensed under one or more of the following patents" followed by a list of applicable patent numbers and country or as Licensor may otherwise instruct. In all sublicensing agreements, Licensee shall procure for Licensor a similar right.

ARTICLE VII.
License Under Future Patents

7.1
Licensor agrees that Licensee will have an option to obtain a worldwide, non-exclusive license (and with respect to Exclusive Products, an exclusive license) under any patent relating to liquid crystal devices and liquid crystal materials which Licensor may obtain in the future, under terms and conditions to be separately negotiated. Licensor shall not grant any third party any right that would affect Licensee's option under this section. Patents granted to Clark and Lagerwall individually or together with third parties are not covered by this section.

ARTICLE VIII.
Most Favorable Terms

8.1
If Licensor has granted or hereafter grants a license with respect to all of the Licensed Patents to any third party upon royalty terms more favorable than those specified in Article IV, Licensor will promptly notify Licensee of such grant and terms. If Licensee so requests, Licensee shall then be entitled to the same royalty rate as such third party has agreed to, provided that Licensee accepts the same obligations and comparable restrictions, including without limitation, payment of a larger non-refundable or non-creditable initial fee, if any. Notwithstanding any provision herein to the contrary, Licensee shall receive no credits for payments made or accrued under a higher royalty rate prior to the date Licensee may qualify for a lower rate pursuant to this provision.

ARTICLE IX.
Warranties

9.1
Licensor represents and warrants that it is the owner of the entire right, title and interest in and to the Licensed Patents and that it has the right to grant the aforementioned license.

9.2
Licensor does not warrant that the use thereof is free from infringement of any patent, and Licensor shall not be liable to Licensee or any sublicensee in the event that Licensee or any sublicensee incurs fines, damages and losses as a result of an infringement or other action brought by a third party in connection with Licensee's or sublicensee's use of the Licensed Patents.

9.3
In the event any third party brings an infringement or other action in connection with Licensee's or any sublicensee's manufacture, use or sale of the Licensed Products, Licensor agrees to cooperate with Licensee to the extent necessary to conduct the defense of any such action. Licensor reserves in its sole option, the right to participate in the defense of any such action.

ARTICLE X.
Infringement by Third Parties

10.1
If any infringement or threatened infringement of the Licensed patents shall come to the attention of either party it shall immediately notify the other party indicating the nature of the infringement and its recommendation regarding measures to be taken to eliminate any such infringement.

10.2
Licensor reserves the right to eliminate any infringement of the Licensed Patents by third parties. It is the present intention of Licensor to take all steps necessary to eliminate such infringement, but Licensor shall not be obligated to do so.

10.3
If Licensor has not taken action to prosecute the infringement within one (1) month after either party has notified the other party under section 10.1 hereof, Licensee shall have the right to pursue the infringer at its own risk. Licensor agrees to cooperate with Licensee to the extent necessary to conduct any lawsuit. In such case, Licensee shall be entitled to deduct from royalties due under this Agreement all reasonable expenses incurred in connection with the prosecution of such infringement against presentation of itemized expense reports with supporting vouchers. Any recoveries shall first be credited to Licensor up to the full amount deducted from royalties due. Any recoveries in excess thereof shall be retained by Licensee for its own benefit.

ARTICLE XI.
Assignment of Licensed Patents

11.1
If Licensor assigns the Licensed Patents, all rights and obligations pertaining to the Licensed Patents as provided herein shall be succeeded to and binding on the assignee.

ARTICLE XII.
Effective Date

12.1
This Agreement shall become effective upon execution and delivery of this Agreement by the parties or by their duly authorized representatives.

ARTICLE XIII.
Term and Termination

13.1
Unless sooner terminated as hereinafter set forth, the term of this Agreement shall be from the Effective Date hereof until the expiration date of the last to expire of the Licensed Patents.

13.2
If Licensee neglects or fails to render reports, make payments, comply with the methods for computing royalty and payment obligations, or to permit the inspection of its books and records as hereinbefore provided, Licensor (or either of Clark or Lagerwall) may give written notice thereof and if within thirty (30) days from the date of such notice such breach shall not have been cured, Licensor (or either of Clark or Lagerwall) may, by giving written notice thereof, immediately terminate any license granted hereunder without prejudice to any other rights or remedies against Licensee.

13.3
In any of the following cases, either party may terminate this Agreement by giving ten (10) days written notice thereof to the other parties:

(a)
Where one of the other parties has itself made an application for bankruptcy or insolvency, or where such application has been made by others and not dismissed within sixty (60) days;

(b)
Where one of the other parties has made an application for reorganization on account of bankruptcy or insolvency or such application has been made by others and not dismissed within sixty (60) days;

  (c)
  Where the assets owned by one of the other parties are subject to the control of a court-appointed receiver;

  (d)
  Where one of the other parties has made an assignment for the benefit of creditors;

  (e)
  Where Licensee has been dissolved or commenced liquidation.

13.4
Any termination pursuant to this Article XII shall not relieve either party of any obligation or liability accrued hereunder prior to such termination or affect any payments made or other consideration given to either party prior to the time such termination becomes effective, and such termination shall not affect in any manner any rights of either party arising under this Agreement prior to such termination.

13.5
Any termination of this Agreement or any termination of a license or right granted to Licensee under this Agreement pursuant to Articles II and III hereof shall not act to terminate or otherwise affect the rights and liabilities of the parties to any sublicense granted under section 3.1 hereof, except that such sublicenses shall be converted to direct licenses with Licensor.

13.6
Upon the expiration or prior termination of this Agreement, for whatever reason, Licensee's right to use the Licensed Patents ceases and Licensee is obligated to render promptly a final Royalty Report for the period after the last Royalty Period and pay the accrued royalty then due and payable.

13.7
In all sublicensing agreements, Licensee shall procure for Licensor a similar right of termination as hereinabove set forth.

ARTICLE XIV.
Force Majeure

14.1
Neither party shall be liable to the other parties for failure or delay in the performance of any of its obligations under this Agreement for the time and to the extent such failure or delay is caused by force majeure as hereinafter defined. Force majeure is a contingency which is neither caused nor controlled by the party invoking it and which renders the proper and timely performance of any obligation under this Agreement impossible. Examples of force majeure are fire, explosion, perils of the sea, floods, hurricanes, earthquakes, acts of war, whether declared or undeclared, civil war, revolution, civil commotion or other civil strife, riots, strikes, lockouts, blockades, embargoes, epidemics and disturbances of whatever kind resulting in substantial disruption of business for either party, and acts of any Government or governmental agency, except that the imposition of exchange restrictions shall not be considered an event of force majeure. The burden of proof shall rest upon the party which invokes force majeure as an excuse for its failure or delay to perform. That party shall promptly notify the other parties specifying the cause thereof and the probable duration of any delay resulting therefrom.

14.2
The occurrence of a force majeure contingency shall not operate to extend the term of this Agreement nor of any sublicensing agreement.

ARTICLE XV.
Notices and Other Communications

15.1
Except as either party may hereafter notify the other parties in writing, the addresses of the parties for purposes of this Agreement shall be:

LICENSEE:	Displaytech, Inc. 2200 Central Avenue Boulder, CO 80301 USA
CLARK:	Prof. Noel A. Clark 3106 Kittrell Court Boulder, CO 80303 USA
LAGERWALL:	ST Lagerwall AB Snackvagen 30 S 41475 Goteborg SWEDEN
AGENT:	Inventure AB Box 7363 S-103 90 Stockholm SWEDEN Attention: Bengt Lagergren, President
15.2
All notices, reports and communications pursuant hereto are to be delivered to the receiving party by hand or by first-class airmail, postage prepaid, or by telefax, telex or cable to its address provided in Section 15.1 hereof, and shall be deemed delivered when handed, telefaxed, telexed or called to the receiving party or if mailed, within five (5) days after being mailed to the receiving party.

ARTICLE XVI.
Severability

16.1
This Agreement is intended to be valid and effective throughout the world and, to the extent permissible under applicable law, shall be construed in a manner to avoid violation of or invalidity under any applicable law. Should any provision hereof nevertheless be or become invalid, illegal or unenforceable under any applicable law, the other provisions hereof shall not be affected, and to the extent permissible under applicable law, the parties shall agree upon a new provision which will accomplish as nearly as possible the primary purpose or purposes of the provision held invalid, illegal or unenforceable.

ARTICLE XVII.
No Agency

17.1
Licensee shall not be deemed to be an agent of Licensor, Clark or Lagerwall. Licensee shall have no right or authority to incur any obligation or make any commitment on behalf of Licensor, Clark or Lagerwall.

ARTICLE XVIII.
Governing Law

18.1
This Agreement shall be governed by and construed in accordance with the laws of the State of New York, U.S.A.

ARTICLE XIX.
Arbitration

19.1
Any controversy or dispute between the parties under or arising out of or in connection with this Agreement shall be finally settled by arbitration in New York, New York pursuant to the rules then obtaining of the American Arbitration Association. Judgement upon the decision or award may be entered in any court of competent jurisdiction, and acceptance of the award and an order of enforcement, as the case may be. In any such arbitration proceedings, the decision or award to be taken or rendered by the arbitrators shall be taken or rendered within three (3) months after the nomination of the arbitration panel, and each party shall bear its own expenses, including attorney's fees, and shall share equally in all other costs incident to the arbitration.

ARTICLE XX.
Non Assignability

20.1
Subject to Licensor's right set forth in Article X, this Agreement or any interest hereunder shall not be assigned or transferred by any party without the prior written consent of all the parties, which consent shall not be unreasonably withheld.

ARTICLE XXI.
Entire Agreement/Amendments

21.1
This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and supersedes all negotiations, correspondence and understandings, whether written or oral, with respect thereto. Furthermore, this Agreement replaces and supersedes the Non-exclusive License Agreement to the Licensed Patents entered into between Licensor and Licensee in 1990.

21.2
This Agreement may be amended or modified only in writing by duly authorized representatives of the respective parties.

ARTICLE XXII.
Indemnification/Insurance

22.1
Licensee and all sublicensees shall indemnify and hold harmless Licensor, Clark and Lagerwall against any claim by any third party arising out of any alleged defect in any Licensed Product made, made for, used, sold or leased by Licensee or any sublicensee or arising out of Licensee's or any sublicensee's failure to fulfill any representation, condition, guarantee or warranty, either implied or expressed.

22.2
Licensee agrees to carry Product Liability Insurance with such limits as Licensee shall from time to time determine. All insurance shall be effected in standard form under valid, enforceable policies issued by insurers of recognized responsibility and licensed to do business in the State of Colorado and shall name Licensee, Licensor, Clark and Lagerwall as the insureds, as their respective interests may appear. Certificates or other evidence of such insurance shall be delivered to Licensor from time to time during the term of this Agreement. All such policies shall contain agreements by the insurers that such policies shall not be canceled except upon thirty (30) days, prior written notice to each named insured.

ARTICLE XXIII.
U.S. Export Regulations

23.1
Licensee agrees to comply with all provisions of the Export Administration Regulations of the United States Government, as they currently exist and as they may be amended from time to time. Licensee shall keep itself fully informed of the Regulations, including amendments and changes hereto. In all sublicensing agreements, Licensee shall impose a similar obligation on the sublicensee.

ARTICLE XXIV.
Collaboration With Third Parties

24.1
Nothing contained in this agreement shall prevent either Clark or Lagerwall, individually or jointly with their respective research teams, to conduct research relating to FLC technology in collaboration with third parties.

ARTICLE XXV.
No Waiver

25.1
The failure of either party to enforce at any time any of the provisions of this Agreement, or any rights with respect hereto, or to exercise any option which is provided herein, shall in no way be construed to be a waiver of such provisions, rights or options or in any way to affect the validity of this Agreement or the right of either party to thereafter enforce each and every such provision and to exercise any such right or option.

ARTICLE XXVI.
Captions

26.1
The headings used in this Agreement are provided for convenience only and are not intended to affect the interpretation of any portion of this Agreement.

        IN WITNESS WHEREOF, each of the parties has executed or has caused this Agreement to be executed by its duly authorized representatives in triplicate originals.

ST Lagerwall AB		Displaytech, Inc.
By:	/s/ SVEN T. LAGERWALL	By:	/s/ HAVILAND WRIGHT
Name: Sven T. Lagerwall Title: Managing Director Date: 6/28/96, 1996		Name: Haviland Wright Title: Chief Executive Officer Date: 28 June, 1996
/s/ NOEL A. CLARK Noel A. Clark Date: , 1996

QuickLinks

AGREEMENT